Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in the Registration Statement on Form S-3/A of Minrad International, Inc. of our report dated March 31, 2008, with respect to the consolidated balance sheets of Minrad International, Inc. as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years ended December 31, 2007 and 2006, which report is included in the December 31, 2007 Annual Report on Form 10-KSB/A of Minrad International, Inc. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Freed Maxick & Battaglia, CPAs, PC
Buffalo, New York
July 25, 2008